                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 CEPHALON, INC.
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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

                                 CEPHALON, INC.

                             145 BRANDYWINE PARKWAY
                             WEST CHESTER, PA 19380

                            ------------------------

                 NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                  MAY 21, 1999

                            ------------------------

TO THE STOCKHOLDERS OF CEPHALON, INC.:

     Notice is hereby given that the annual meeting of stockholders of CEPHALON, INC., a Delaware corporation (the "Company" or "Cephalon"), will be held at the Sheraton Great Valley Hotel, 707 Lancaster Avenue, Frazer, Pennsylvania, 19355, on Friday, May 21, 1999, at 9:30 a.m., Philadelphia time, for the following purposes:

          1. To elect seven directors;

          2. To approve an amendment to the Company's Amended and Restated Equity Compensation Plan (the "Equity Compensation Plan") to increase the number of shares available under the plan; and

          3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only stockholders of record as of the close of business on March 26, 1999 will be entitled to notice of the annual meeting and to vote at the annual meeting and any adjournments thereof. A list of stockholders of the Company entitled to vote at the meeting will be available for inspection by a stockholder at the Company's office, for the ten days prior to the annual meeting and during normal business hours.

                                          By Order of the Board of Directors

                                          JOHN E. OSBORN
                                          Secretary
West Chester, Pennsylvania
April 14, 1999

             EACH STOCKHOLDER IS URGED TO COMPLETE, SIGN AND RETURN
        THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES
          NO POSTAGE IF MAILED IN THE UNITED STATES. IF A STOCKHOLDER
          DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED,
                REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

                                 CEPHALON, INC.

                             145 BRANDYWINE PARKWAY
                             WEST CHESTER, PA 19380

                            ------------------------

                                PROXY STATEMENT
                                      FOR
                      1999 ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                  MAY 21, 1999

                            ------------------------

     This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Cephalon, Inc. (the "Company" or "Cephalon"), for use at the 1999 annual meeting of stockholders to be held at the Sheraton Great Valley Hotel, 707 Lancaster Avenue, Frazer, Pennsylvania, 19355, on Friday, May 21, 1999, at 9:30 a.m., Philadelphia time, and at any adjournments thereof. This proxy statement and the accompanying proxy card are expected to be first distributed to stockholders on or about April 16, 1999.

     The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by telephone by officers, directors and a small number of regular employees of the Company who will not be specially compensated for such services. The Company also has retained the services of MacKenzie Partners, Inc. as the Company's proxy solicitation agent for the 1999 annual meeting, at a cost of approximately $5,000, which will be borne by the Company. The Company also will request banks, brokers and other custodians, nominees and fiduciaries to solicit proxies from beneficial owners, where appropriate, and will reimburse such persons for reasonable expenses incurred in that regard.

     The Company's annual report to stockholders for the fiscal year ended December 31, 1998, including financial statements, is being mailed to stockholders with this proxy statement but does not constitute a part of this proxy statement.

                             VOTING AT THE MEETING

     Holders of shares of common stock of the Company, par value $.01 per share ("Common Stock"), of record at the close of business on March 26, 1999 are entitled to vote at the meeting and at any adjournments thereof. As of that date, there were 28,822,417 shares of Common Stock outstanding. Each stockholder entitled to vote shall have the right to one vote for each share outstanding in such stockholder's name.

     The Company presently has no other class of stock outstanding and entitled to be voted at the meeting. The presence in person or by proxy of stockholders entitled to cast a majority of all votes entitled to be cast at the meeting constitutes a quorum. A plurality of the votes cast is required for the election of directors. The affirmative vote of a majority of the shares represented in person or by proxy at the meeting and entitled to vote on the subject matter is required to approve the proposal to amend the Cephalon, Inc. Amended and Restated Equity Compensation Plan (the "Equity Compensation Plan") and to take action with respect to any other matter that may properly be brought before the meeting.

     Shares cannot be voted at the meeting unless the holder of record is present in person or by proxy. The enclosed proxy card is a means by which a stockholder may authorize the voting of his or her shares at the meeting. The shares of Common Stock represented by each properly executed proxy card will be voted at the meeting in accordance with each stockholder's directions. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card; if no choice has been specified, the shares will be voted as recommended by the board of directors. If any other matters are properly presented to the meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their judgment.

     With regard to the election of directors, votes may be cast in favor of or withheld from any or all nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum. Abstentions may be specified on the proposal to amend the Equity Compensation Plan (but not for the election of directors). Abstentions will be considered present and entitled to vote at the meeting, but will not be counted as votes cast in the affirmative on a given matter. Abstentions on the proposal to amend the Equity Compensation Plan will have the effect of a negative vote because the proposal requires the affirmative vote of a majority of the outstanding shares or a majority of the shares present in person or represented by proxy at the meeting and entitled to vote.

     Brokers who hold shares in street name for customers have the authority under the rules of the various stock exchanges to vote on certain items when they have not received instructions from beneficial owners. Where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will not be included in the vote totals. Any broker non-votes on the proposal to amend the Equity Compensation Plan would have no effect on the outcome of the proposal, because this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote, and such broker non-votes will not be considered shares present and entitled to vote with respect to such matters under applicable Delaware law.

     Execution of the accompanying proxy will not affect a stockholder's right to attend the meeting and vote in person. Any stockholder given a proxy has the right to revoke it by giving written or oral notice of revocation to the Secretary of the Company, or by delivering a subsequently executed proxy card, at any time before the proxy is voted.

     Your vote is important. Accordingly, you are asked to complete, sign and return the accompanying proxy card whether or not you plan to attend the meeting. If you plan to attend the meeting to vote in person and your shares are registered with the Company's transfer agent in the name of a broker or bank, you must secure a proxy card from the broker or bank assigning voting rights to you for your shares.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS

     Seven directors are to be elected at the 1999 annual meeting. The term of each director expires at the next annual meeting of stockholders and each person shall hold office until the election and qualification of his respective successor or until his earlier death, removal or resignation. The board of directors consists of such number of directors as is fixed from time to time by resolution adopted by the board of directors. The board of directors currently is authorized to have seven members.

     The nominees for election as directors of the Company are Drs. Baldino, Feeney and Witzel and Messrs. Egan, Greenacre, Moley and Peacock. All nominees are presently directors of the Company whose current terms expire at the time of the 1999 annual meeting of stockholders. All nominees have consented to be named and to serve if elected.

     The seven directors are to be elected by a plurality of the votes cast. Unless otherwise instructed by the stockholders, the persons named in the proxies will vote the shares represented thereby for the election of all such nominees. The board of directors believes all nominees will be able to serve as directors. If this should not be the case, however, the proxies may be voted for a substitute nominee to be designated by the board of directors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.
                       ----------------------------------

                             NOMINEES FOR ELECTION
                       ----------------------------------

                                                                                           YEAR FIRST
                                           PRINCIPAL OCCUPATIONS DURING PAST FIVE            BECAME
      NAME OF DIRECTOR        AGE              YEARS AND CERTAIN DIRECTORSHIPS              DIRECTOR
      ----------------        ---          --------------------------------------          ----------
Frank Baldino, Jr.,                                                                         1987
  Ph.D. ....................  45    Dr. Baldino, founder of the Company, has served as
                                    President, Chief Executive Officer and director since
                                    the Company's inception. He currently serves as a
                                    director of ViroPharma, Inc., a biopharmaceutical
                                    company, First Consulting Group, Inc., which provides
                                    consulting services for information processing, and
                                    Pharmacopeia, Inc., a developer of proprietary
                                    technology platforms for pharmaceutical companies.
                                    Dr. Baldino holds several adjunct academic
                                    appointments.
William P. Egan.............  54    Since 1979, Mr. Egan has served as President of Burr,   1988
                                    Egan, Deleage & Co., a venture capital company. Mr.
                                    Egan is also a general partner of ALTA Communications
                                    VI, L.P. and ALTA Communications VII, L.P., both
                                    venture capital firms.
Robert J. Feeney, Ph.D. ....  73    Since October 1987, Dr. Feeney served as a general      1988
                                    partner of Hambrecht & Quist Life Science Technology
                                    Fund, a life sciences venture capital fund affiliated
                                    with Hambrecht & Quist Incorporated. He retired from
                                    these responsibilities August 1, 1997. For 37 years
                                    prior thereto, Dr. Feeney was employed at Pfizer Inc.
                                    and last served as its Vice President of Licensing
                                    and Development. Dr. Feeney currently serves as a
                                    director of QLT PhotoTherapeutics Inc., a Canadian
                                    biotechnology company.

                                                                                           YEAR FIRST
                                           PRINCIPAL OCCUPATIONS DURING PAST FIVE            BECAME
      NAME OF DIRECTOR        AGE              YEARS AND CERTAIN DIRECTORSHIPS              DIRECTOR
      ----------------        ---          --------------------------------------          ----------
Martyn D. Greenacre.........  57    Since June 1997, Mr. Greenacre has been President,      1992
                                    CEO and director of Delsys Pharmaceutical
                                    Corporation. From 1993 to 1996, Mr. Greenacre served
                                    as President and Chief Executive Officer and as a
                                    director of Zynaxis Inc., a biopharmaceutical
                                    company. From 1989 to 1992, Mr. Greenacre was
                                    Chairman Europe, SmithKline Beecham Pharmaceuticals.
                                    He joined SmithKline & French in 1973 where he held
                                    increasingly responsible positions in commercial
                                    operations and management. Mr. Greenacre currently
                                    serves as a director of Creative Biomolecules, Inc.,
                                    a biotechnology company, and Genset s.a., a human
                                    genome sciences company.
Kevin E. Moley..............  52    Since November 1998, Mr. Moley has been Chairman of     1994
                                    the Board of Patient Care Dynamics. From January 1996
                                    to February 1998, Mr. Moley was President and CEO of
                                    Integrated Medical Systems, Inc., where he served as
                                    a director since 1994. From February 1993 to December
                                    1995, Mr. Moley was Senior Vice President of PCS
                                    Health Systems, a provider of prescription management
                                    services. From 1989 to 1992, Mr. Moley served in the
                                    Bush administration as an Assistant Secretary of the
                                    U.S. Department of Health and Human Services ("HHS"),
                                    and in 1992 and 1993 as the Deputy Secretary of HHS.
                                    Mr. Moley also serves as a director of Merge
                                    Technologies, Inc., a medical imaging software
                                    company, and Pfymatrix, Inc., a physician practice
                                    management company.
Bruce A. Peacock............  47    Mr. Peacock joined Cephalon in February 1992 and has    1994
                                    served as Executive Vice President and Chief
                                    Operating Officer since February 1994. Prior to
                                    February 1994, Mr. Peacock served as Executive Vice
                                    President, Treasurer and Chief Financial Officer of
                                    the Company. From 1982 to January 1992, Mr. Peacock
                                    was employed by Centocor, Inc., a biopharmaceutical
                                    company, most recently as Senior Vice President,
                                    Chief Financial Officer and Treasurer.
Horst Witzel, Dr.-Ing.......  71    From 1986 until his retirement in 1989, Dr. Witzel      1991
                                    served as the Chairman of the Board of Executive
                                    Directors of Schering AG and, prior to 1986, was a
                                    member of the Board of Executive Directors in charge
                                    of Production and Technology. Dr. Witzel currently
                                    serves as a director of The Liposome Company, Inc., a
                                    biotechnology company.

MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The board of directors of the Company met on five occasions in the fiscal year ended December 31, 1998. The Bylaws of the Company provide that the board of directors, by resolution adopted by a majority of the entire board of directors, may designate committees, each of which shall consist of one or more directors. The board of directors annually elects from its members the Audit Committee and the Stock Option and Compensation Committee (the "Compensation Committee"). Each director attended at least 80% of the meetings of the board of directors held during 1998 and the committee or committees on which he served during such period.

     Audit Committee. The Audit Committee is presently composed of three non-employee directors, Messrs. Egan, Greenacre and Moley. This committee meets with the Company's independent public accountants to review the scope and results of auditing procedures and the Company's accounting procedures and controls. The Audit Committee also provides general oversight with respect to the accounting principles employed in the Company's financial reporting. The Audit Committee met three times during 1998.

     Stock Option and Compensation Committee. The Compensation Committee is presently composed of two non-employee directors, Dr. Witzel and Dr. Feeney. The Compensation Committee annually reviews the performance and total compensation package for the Company's executive officers, including the President and Chief Executive Officer; considers the modification of existing compensation and employee benefit programs and the adoption of new plans; administers the terms and provisions of the Equity Compensation Plan and the Cephalon, Inc. 401(k) Profit Sharing Plan; and reviews the compensation and benefits of non-employee directors. The administration of such plans includes the determination, subject to the respective plan provisions, of the individuals eligible to receive awards, the individuals to whom awards are granted, the nature of the awards to be granted, the number of awards to be granted, and the exercise price, vesting schedule, term and all other conditions and terms of the awards to be granted. The Compensation Committee met five times during 1998.

      PROPOSAL 2 -- APPROVAL OF AMENDMENT TO THE EQUITY COMPENSATION PLAN

     At the meeting, there will be presented to the stockholders a proposal to amend the Equity Compensation Plan of the Company. The Equity Compensation Plan was adopted in 1995 and will expire by its terms in 2005.

     On December 16, 1998, the board of directors adopted, subject to stockholder approval, an amendment to the Equity Compensation Plan which would increase the number of shares of Common Stock subject to the annual grants awarded under the plan from 3,500,000 to 4,700,000 shares, an increase of 1,200,000.

MATERIAL FEATURES OF THE EQUITY COMPENSATION PLAN

     General. The Equity Compensation Plan provides for the grant of incentive stock options or non-qualified stock options (collectively "Stock Options") and restricted stock awards ("Restricted Stock Grants"). The Equity Compensation Plan currently authorizes up to 3,500,000 shares of Common Stock for issuance pursuant to the terms of the Plan, subject to adjustment in certain circumstances as discussed below. The stockholders are being asked to consider and approve an amendment which would, commencing on the date of the 1999 annual meeting, increase the number of shares of Common Stock available for options and restricted stock grants by an additional 1,200,000 shares, for a total of 4,700,000 shares. If and to the extent options granted under the Equity Compensation Plan terminate, expire or are cancelled without being exercised, or if any shares of restricted stock are forfeited, the shares subject to such option or award will become available again for purposes of the Equity Compensation Plan. No Grantee may receive grants of Stock Options for more than fifty percent (50%) of the aggregate number of shares of Common Stock issued or available for issuance under the Equity Compensation Plan.

     Administration of the Equity Compensation Plan. The Equity Compensation Plan is administered and interpreted by the Compensation Committee, which consists of not less than two persons appointed by the board of directors from among its members, each of whom must be a "disinterested person" as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The Compensation Committee has the sole authority to determine (i) the persons to whom Stock Options and/or Restricted Stock Grants (collectively, "Grants") may be granted under the Equity Compensation Plan, (ii) the type, size and other terms and conditions of each Grant, including the circumstances under which Stock Options will vest and the restriction period for Restricted Stock Grants will lapse, (iii) the time when the Grants are to be made and the duration of the exercise period for Stock Options or the restriction period for Restricted Stock Grants, and (iv) any other matters arising under the Equity Compensation Plan.

     Grants. All Grants are subject to the terms and conditions set forth in the Equity Compensation Plan and to those other terms and conditions consistent with the Equity Compensation Plan as the Compensation Committee deems appropriate and as are specified in writing by the Compensation Committee to the designated individual (the "Grant Letter"). Grants under the Equity Compensation Plan need not be uniform as among other recipients of the same type of Grant.

     Eligibility for Participation. The Compensation Committee is responsible for designating employees of the Company and its subsidiaries and independent contractors and consultants of the Company, who are eligible for Grants under the Equity Compensation Plan. As of March 26, 1999, approximately 295 employees were eligible for Grants under the Equity Compensation Plan; it is not possible to specify in advance the number of independent contractors and consultants who may be eligible for Grants. The Compensation Committee is authorized, in its discretion, to select the persons to receive Grants (the "Grantees") from among those eligible and to determine the number of shares of Common Stock that are subject to each Grant.

     Formula Grants to Non-employee Directors. Non-employee directors of the Company will automatically receive, without the exercise of discretion by the Compensation Committee, annual Grants of NQSOs (as defined below). Under the Equity Compensation Plan, each new non-employee director receives a Grant of an NQSO to purchase 15,000 shares of Common Stock immediately upon his or her first becoming a member of the board of directors. In addition, each non-employee director will automatically receive, upon his or her re-election to the board of directors, a Grant of an NQSO to purchase 10,000 shares of Common Stock on each date that the Company holds its annual meeting. Currently, five non-employee directors are entitled to and have received such Stock Options. A non-employee director will not be eligible to receive, under the Equity Compensation Plan, Stock Options to purchase in excess of 50,000 shares of Common Stock (subject to certain adjustments, Stock Options granted to non-employee directors shall have a per share exercise price equal to the fair market value of a share of Common Stock on the date of grant and such options shall become exercisable with respect to 25% of the shares of Common Stock underlying such options on each anniversary following the date of grant).

     Stock Options. The Compensation Committee may grant Stock Options intended to qualify as incentive stock options ("ISOs") within the meaning of section 422 of the Internal Revenue Code (the "Code") or so-called "non-qualified stock options" that are not intended to so qualify ("NQSOs") or any combination of ISOs or NQSOs. Non-employee directors only receive NQSOs.

     The Compensation Committee fixes the option price per share on the date of Grant. The option price of any ISO granted under the Equity Compensation Plan may not be less than the fair market value of the underlying shares of Common Stock on the date of grant. The current measure of fair market value on a particular date is the closing sale price of a share of Common Stock as reported on the NASDAQ National Market on that date. However, if the Grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of outstanding stock of the Company, the option price per share of an ISO must be at least 110% of the fair market value of a share of Common Stock on the date of grant. To the extent that the aggregate fair market value of shares of Common Stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a Grantee during any calendar year exceeds $100,000, such ISOs must be treated as NQSOs.

     The option price per share of an NQSO may be greater than or less than the fair market value of the underlying shares of Common Stock on the date of grant.

     The Compensation Committee determines the term of each Stock Option; provided, however, that the exercise period may not exceed ten years from the date of grant and, if the Grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of outstanding stock of the Company, the term may not exceed five years from the date of grant. The vesting period for Stock Options commences on the date of grant and ends on such date as is determined by the Compensation Committee, in its sole discretion, which is specified in the Grant Letter. A Grantee may exercise a Stock Option by delivering notice of exercise to the Compensation Committee with accompanying payment of the option price. The Grantee may pay the option price in cash, by delivering shares of Common Stock already owned by the Grantee and having a fair market value on the date of exercise equal to the option price, or with a combination of cash and shares of Common Stock. The Grantee must pay, at the time of exercise, the option price and the amount of any federal, state or local withholding tax due in connection with such Stock Option exercise. Shares of Common Stock are not to be issued or transferred upon exercise of the Stock Option until the option price and the withholding obligation are fully paid.

     Restricted Stock Grants. The Compensation Committee may issue shares of Common Stock under a Restricted Stock Grant for such cash consideration, if any, as is determined by the Compensation Committee. The number of shares of Common Stock granted to each Grantee is determined by the Compensation Committee. The Grant Letter may provide for a period during which the Grant will remain subject to certain restrictions, including restrictions on transferability (the "Restriction Period"). During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of Common Stock to which such Restriction Period applies, except to a successor grantee in the event of the Grantee's death. If a Grantee's employment terminates or if a Grantee who is an independent contractor or consultant ceases to perform services for the Company during the Restriction Period, the Restricted Stock Grant terminates with respect to all shares of Common Stock covered by the Grant as to which the restrictions have not lapsed, and those shares of Common Stock shall be forfeited by the Grantee and, if issued, immediately returned to the Company. All restrictions imposed under the Restricted Stock Grant lapse upon the expiration of the applicable Restriction Period. In addition, the Compensation Committee may determine as to any or all Restricted Grants that all restrictions will lapse under such other circumstances as it deems appropriate. The Grantee does not have the right to vote, or receive dividends in respect of any shares of Common Stock until the applicable Restriction Period has expired. To ensure enforcement of the restrictions during the Restriction Period, the Company issues the shares only when the corresponding Restriction Period has lapsed.

     Amendment and Termination of the Equity Compensation Plan. The board of directors may amend or terminate the Equity Compensation Plan at any time, provided, however, that any amendment that materially increases the benefits accruing to Grantees under the Equity Compensation Plan, or increases the aggregate number (or individual limit for any Grantee) of shares of Common Stock that may be issued under the Equity Compensation Plan, or materially modifies the requirements as to eligibility for participation will be subject to approval by the stockholders of the Company. The Equity Compensation Plan will terminate on February 1, 2005 unless terminated earlier by the board of directors or extended by the board of directors with approval of the stockholders.

     Amendment and Termination of Outstanding Grants. A termination or amendment of the Equity Compensation Plan that occurs after a Grant is made will not result in the termination or amendment of the Grant unless the Grantee consents; provided, however, that the Compensation Committee may revoke any Grant the terms of which are contrary to applicable law, or modify any Grant to bring it into compliance with any then applicable government regulation. The termination of the Equity Compensation Plan will not impair the power and authority of the Compensation Committee with respect to outstanding Grants.

     Adjustment Provisions. If there is any change in the number or kind of shares of Common Stock through the declaration of stock dividends, or through a recapitalization, stock split, or combination or exchange of such shares, or merger, recapitalization or consolidation of the Company, reclassification or change in the par value or by reason of any other extraordinary or unusual event, the number of shares of Common Stock available for Grants and the number of such shares covered by outstanding Grants, and the price per share or the applicable market value of such Grants, will be proportionately adjusted by the Compensation Committee to reflect any increase or decrease in the number or kind of issued shares of Common Stock.

     Corporate Transactions/Change in Control of the Company. In the event of a "Corporate Transaction," all outstanding Stock Options will automatically accelerate and become immediately exercisable and all restrictions with respect to Restricted Stock Grants will lapse unless, and only to the extent that, such Grants and options are assumed or replaced by the successor corporation (or parent thereof) with options or awards meeting certain requirements as specified in the Equity Compensation Plan.

     The Equity Compensation Plan defines "Corporate Transaction" to mean the occurrence of either of the following stockholder-approved transactions to which the Company is a party: (i) a merger or consolidation in which more than 50% of the combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or (ii) the sale, transfer or other disposition of more than 75% of the Company's assets in a single or related series of transactions.

     In the event an employee ceases employment by reason of an "Involuntary Termination" within 36 months after a Corporate Transaction in which his or her outstanding Stock Options were assumed or replaced or Restricted Stock Grants were replaced, or within 36 months after a "Change in Control", each Stock Option (or replacements thereof) will automatically accelerate and become fully exercisable and all restrictions applicable to Restricted Stock Grants (or replacements thereof) will lapse. "Change in Control" is generally defined in the Equity Compensation Plan as a change in ownership or control of the Company through (i) the acquisition of more than 30% of the combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders which the board of directors does not recommend such stockholders accept; or (ii) a change in the composition of the board of directors over a 24 month or shorter period such that a majority of the board of directors' members cease to continue as members subject to certain conditions described in the Equity Compensation Plan.

     The Equity Compensation Plan defines "Involuntary Termination" to mean the termination of the service of any Grantee of the Company or any successor thereto which occurs by reason of (i) such individual's involuntary dismissal or discharge by the Company or the successor thereto for reasons other than the commission of any act of fraud, embezzlement or dishonesty by the Grantee, any unauthorized use or disclosure by such individual of confidential information or trade secrets of the Company or its successor, or any other intentional misconduct by such individual adversely affecting the business or affairs of the Company, or its successor in a material manner, or (ii) such individual's voluntary resignation, in either case following: (a) a change in his or her position with the Company or the successor thereto which materially reduces his or her level of responsibility, (b) a reduction in his or her level of compensation (including base salary, significant fringe benefits or any non-discretionary and objective-standard incentive payment or bonus award) by more than 10% in the aggregate, or (c) a relocation of such individual's place of employment by more than 50 miles, only if such change, reduction or relocation is effected by the Company or the successor thereto without the individual's consent.

     With respect to non-employee directors, upon the occurrence of a Corporate Transaction or upon Involuntary Termination of a non-employee director within 36 months following a Change in Control, each Stock Option of such non-employee director will automatically accelerate and become fully exercisable and will remain exercisable until the expiration of the option term or earlier surrender of such Stock Option.

     Option and Restricted Stock Grant Information. As of March 26, 1999, an aggregate of 482,050 shares of Common Stock had been awarded subject to Restricted Stock Grants under the Equity Compensation Plan, and options to purchase an aggregate of 2,418,562 shares of Common Stock (net of cancellations) had been granted as of such date under the Equity Compensation Plan, of which 2,405,912 were outstanding.

     Federal Income Tax Consequences. The federal income tax consequences of Grants under the Equity Compensation Plan are discussed below. See "Federal Income Tax Consequences of Grants under the Equity Compensation Plan."

VOTE REQUIRED FOR APPROVAL

     The proposal to amend the Equity Compensation Plan requires for its approval the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Any abstentions will have the effect of votes against the proposal. Any broker non-votes will not have any effect on the proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL 2.

                   FEDERAL INCOME TAX CONSEQUENCES OF GRANTS
                       UNDER THE EQUITY COMPENSATION PLAN

     There are no federal income tax consequences to grantees or to the Company upon the grant of an NQSO. Upon the exercise of NQSOs, grantees will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the shares of Common Stock at the time of exercise over the exercise price of the NQSO, and the Company generally will be entitled to a corresponding federal income tax deduction. Upon the sale of shares of Common Stock acquired by exercise of an NQSO, a grantee will have a capital gain or loss (long-term or short-term depending upon the length of time the shares of Common Stock were held) in an amount equal to the difference between the amount realized upon the sale and the grantee's adjusted tax basis in the shares of Common Stock (the exercise price plus the amount of ordinary income recognized by the grantee at the time of exercise of the NQSO).

     A grantee of an ISO will not recognize taxable income for purposes of the regular income tax, upon either the grant or exercise of the ISO. However, for purposes of the alternative minimum tax imposed under the Code, in the year in which an ISO is exercised, the amount by which the fair market value of the shares of Common Stock acquired upon exercise exceeds the stock option price will be treated as an item of adjustment and included in the computation of the recipient's alternative minimum taxable income in the year of exercise. A grantee who disposes of the shares of Common Stock acquired upon exercise of an ISO after two years from the date the ISO was granted and after one year from the date such shares were transferred to him or her will recognize long-term capital gain or loss in the amount of the difference between the amount realized on the sale and the option price (or the grantee's other tax basis in the shares), and the Company will not be entitled to any tax deduction by reason of the grant or exercise of the ISO. As a general rule, if a grantee disposes of the shares of Common Stock acquired upon exercise of an ISO before satisfying both holding period requirements (a "disqualifying disposition"), his or her gain recognized on such a disposition will be taxed as ordinary income to the extent of the difference between the fair market value of such shares on the date of exercise and the option price, and the Company will be entitled to a deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income on such a disqualifying disposition will be long-term or short-term capital gain, depending upon the length of time the grantee held his or her shares of Common Stock prior to the disposition.

     A grantee normally will not recognize taxable income upon the award of a Restricted Stock Grant, and the Company will not be entitled to a deduction, until such Common Stock is transferable by the grantee or no longer subject to a substantial risk of forfeiture for federal tax purposes, whichever occurs earlier. When the Common Stock is either transferable or is no longer subject to a substantial risk of forfeiture, the grantee will recognize ordinary compensation income in an amount equal to the fair market value of the Common Stock (less any amounts paid for such shares) at that time and the Company will be entitled to a deduction in the same amount. A grantee may, however, elect to recognize ordinary compensation income in the year the Restricted Stock Grant is awarded in an amount equal to the fair market value of the Common Stock (less any amounts paid for such shares) at that time, determined without regard to the restrictions. In such event, the Company will be entitled to a deduction in the same year, provided the Company complies with the applicable withholding requirements for federal tax purposes. Any gain or loss recognized by the grantee upon subsequent disposition of the Common Stock will be capital gain or loss. If, after making the election, any Common Stock subject to a Restricted Stock Grant is forfeited, or if the market value declines during the Restriction Period, the grantee is not entitled to any tax deduction or tax refund.

     Tax Withholding. The Company has the right to require the grantee to pay the Company the amount of any taxes which the Company is required to withhold in respect of any grant or to take whatever action the Company deems necessary to satisfy any federal, state and local income and employment withholding tax obligations arising under the Equity Compensation Plan. The Company's obligation to issue shares of Common Stock upon the exercise of an option or the acceptance of a Restricted Stock Grant is conditioned upon the Grantee's compliance with such withholding requirements to the satisfaction of the Compensation Committee.

     Section 162(m). Under Section 162(m) of the Code, the Company may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1,000,000 paid to the Chief Executive Officer or to any of the other four most highly compensated officers in any one year. Total remuneration would include amounts received upon the exercise of options granted under the Equity Compensation Plan and the value of shares of Common Stock received when the shares of Restricted Stock became transferable (or such other time when income is recognized). An exception does exist, however, for "performance-based compensation," including amounts received upon the exercise of stock options pursuant to a plan approved by stockholders that meets certain requirements. In accordance with current regulations, options granted under the Equity Compensation Plan qualify as "performance-based compensation," but Restricted Stock Grants do not now qualify as "performance-based compensation."

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

     The following table summarizes the compensation for the periods ended December 31, 1998, 1997 and 1996 of those persons who were, at any time during the last completed fiscal year, the Company's Chief Executive Officer and who were, at December 31, 1998, the other four executive officers who earned the highest compensation during the last completed fiscal year (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION                     LONG-TERM COMPENSATION
                                         -----------------------------------   ------------------------------------------
                                                                                        AWARDS
                                                                               -------------------------
                                                                   OTHER                      SECURITIES
                                                                   ANNUAL       RESTRICTED    UNDERLYING      ALL OTHER
                                                                  COMPEN-         STOCK        OPTIONS         COMPEN-
              NAME                YEAR   SALARY($)   BONUS($)   SATION($)(1)   AWARDS($)(2)   GRANTED(#)     SATION($)(3)
              ----                ----   ---------   --------   ------------   ------------   ----------     ------------
-------------------------------
Frank Baldino Jr., Ph.D. .......  1998   $416,000    $235,000     $20,999        $157,500       70,000          $9,600
President and Chief               1997   $385,000    $173,300     $22,912        $      0       60,000          $9,500
Executive Officer                 1996   $350,000    $198,000     $25,011        $443,750       50,000          $9,000
                                  ---------------------------------------------------------------------------------
Bruce A. Peacock................  1998   $338,600    $135,500     $20,824        $ 78,750       50,000          $9,600
Executive Vice President and      1997   $313,500    $85,000      $16,878        $      0       40,500          $9,500
Chief Operating Officer           1996   $285,000    $107,000     $16,795        $213,000       12,000          $9,000
                                  ---------------------------------------------------------------------------------
Jeffry L. Vaught, Ph.D. ........  1998   $240,000    $72,000      $13,570        $ 31,500       20,000          $9,600
Senior Vice President and         1997   $209,000    $37,600      $12,913        $ 42,000       11,400          $9,500
President, Research and           1996   $190,000    $55,000      $10,214        $106,500        6,000          $9,000
Development
                                  ---------------------------------------------------------------------------------
Earl W. Henry, M.D.(4)..........  1998   $224,916    $45,000      $ 6,537        $ 31,500       20,000          $9,600
Senior Vice President,            1997   $ 75,803    $24,000      $ 1,350        $ 31,500       24,900          $5,146
Worldwide Clinical Research and
Regulatory Affairs
                                  ---------------------------------------------------------------------------------
Peter E. Grebow, Ph.D. .........  1998   $221,600    $53,200      $14,461        $ 31,500       20,000          $9,600
Senior Vice President,            1997   $209,000    $37,600      $13,464        $ 42,000       11,100          $9,500
Worldwide Business Development    1996   $190,000    $55,000      $ 9,901        $106,500        6,000          $9,000

---------------
(1) The amounts shown for certain officers include:

    (a) Automobile allowances in 1998, as follows: Dr. Baldino $11,046; Mr. Peacock $11,629; Dr. Vaught $10,200; Dr. Henry $2,550; and Dr. Grebow $10,200.

    (b) Financial estate planning advice in 1998, as follows: Dr. Baldino $1,115; Mr. Peacock $1,348; and Dr. Grebow $1,348.

    (c) Supplemental long-term disability insurance in 1998, as follows: Dr. Baldino $4,773; Mr. Peacock $5,171; Dr. Vaught $1,657; Dr. Henry $2,000; and Dr. Grebow $2,127.

    (d) Deferred compensation amounts above the 120% applicable federal rate are as follows: Dr. Baldino $3,151; Mr. Peacock $2,676; Dr. Vaught $1,713 and Dr. Grebow $786.

    (e) Executive Health Care in 1998, as follows: Dr. Baldino $914.

    (f) Relocation expenses in 1998, as follows: Dr. Henry $1,987.

(2) Dollar amount shown equals number of shares subject to each restricted stock award, multiplied by the per share stock price on the award date. This amount does not take into account the diminution in value attributable to the restrictions applicable to the shares. The restricted stock awards reported in this table were made on December 17, 1996, November 21, 1997, and December 16, 1998 and the restrictions on such shares will lapse over four years at the rate of 25% per year, on each anniversary of the award. The shares subject to the restricted stock awards made on December 16, 1998, based on a closing price of the Common Stock on December 16, 1998 of $7.875, had the following dollar values: Dr. Baldino -- 20,000 shares for a dollar value of $157,500; Mr. Peacock -- 10,000 shares for a dollar value of $78,750; Drs. Grebow, Henry and Vaught -- 4,000 shares each for a dollar value of $31,500. Such shares on March 26, 1999, based on a closing price of the Common Stock on that date of $9.875 had a dollar value of: Dr.
    Baldino -- $197,500; Mr. Peacock -- $98,750; Drs. Vaught, Henry and
    Grebow -- $39,500. No dividends will be paid on such shares until the applicable restrictions have lapsed. After the lapse of the applicable restrictions on the shares underlying these awards, any dividends would be paid at the same rate as on other shares of Common Stock. However, the Company has never declared or paid cash dividends on the Common Stock and does not anticipate paying any cash dividends in the foreseeable future.

(3) The amounts shown represent Company matching contributions during calendar years 1996, 1997 and 1998 under the Cephalon, Inc. 401(k) Profit Sharing Plan covering all of the Company's eligible employees.

(4) Dr. Henry commenced employment with the Company in August 1997. In August 1997, Dr. Henry received 22,500 stock options priced at $10.725 per share. On November 21, 1997, Dr. Henry received 2,400 stock options priced at $10.50 per share, and 3,000 shares of restricted common stock. The closing price of the stock on November 21, 1997 was $10.50 per share. Dr. Henry received a sign-on bonus of $10,000 and a 1997 year-end bonus of $14,000.

     The following table summarizes stock options granted during the fiscal year ended December 31, 1998 to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                 POTENTIAL REALIZABLE
                                                          INDIVIDUAL GRANTS                        VALUE AT ASSUMED
                                        ------------------------------------------------------     ANNUAL RATES OF
                                          NUMBER OF      PERCENT OF                                  STOCK PRICE
                                         SECURITIES     TOTAL OPTIONS                              APPRECIATION FOR
                                         UNDERLYING      GRANTED TO     EXERCISE                    OPTION TERM(2)
                                           OPTION       EMPLOYEES IN      PRICE     EXPIRATION   --------------------
                 NAME                   GRANTED(#)(1)    FISCAL 1998    ($/SHARE)      DATE       5%($)       10%($)
                 ----                   -------------   -------------   ---------   ----------   --------    --------
Frank Baldino, Jr., Ph.D. ............     70,000           7.3%         $7.875     Dec. 2008    $346,678    $878,551
---------------------------------------------------------------------------------------------------------------------
Bruce A. Peacock......................     50,000           5.2%         $7.875     Dec. 2008    $247,627    $627,536
---------------------------------------------------------------------------------------------------------------------
Jeffry L. Vaught, Ph.D. ..............     20,000           2.1%         $7.875     Dec. 2008    $ 99,051    $251,014
---------------------------------------------------------------------------------------------------------------------
Earl W. Henry, M.D. ..................     20,000           2.1%         $7.875     Dec. 2008    $ 99,051    $251,014
---------------------------------------------------------------------------------------------------------------------
Peter E. Grebow, Ph.D. ...............     20,000           2.1%         $7.875     Dec. 2008    $ 99,051    $251,014

---------------
(1) Consists of options granted in December 1998. These options have a ten-year term, commencing December 1998, are exercisable in cumulative 25% annual installments beginning in December 1999, with full vesting occurring by December 2002. The options are subject to acceleration in the case of a Change in Control or a Corporate Transaction, as defined under the Equity Compensation Plan.

(2) Potential Realizable Values assume that the price of the Common Stock is equal to the exercise price shown for each particular option on the date of grant and appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year term of the option. These amounts are reported net of the option exercise price, but before any taxes associated with exercise or subsequent sale of the underlying stock. The actual value, if any, an optionholder may realize will depend on the extent, if any, to which the stock price exceeds the exercise price on the date the option is exercised and also will depend on the optionholder's continued employment by the Company throughout the vesting period. The actual value to be realized by the optionholder may be greater or less than the values estimated in this table.

     The following table summarizes option exercises during the fiscal year ended December 31, 1998 and the value of vested and unvested unexercised options for the Named Executive Officers at December 31, 1998.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                   SHARES                         OPTIONS AT               IN-THE-MONEY OPTIONS
                                  ACQUIRED      VALUE        DECEMBER 31, 1998(#)         AT DECEMBER 31, 1998(2)
                                     ON        REALIZED   ---------------------------   ---------------------------
              NAME               EXERCISE(#)    ($)(1)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
              ----               -----------   --------   -----------   -------------   -----------   -------------
Frank Baldino, Jr., Ph.D........      0           $0        390,000        140,000       $150,000        $78,750
Bruce A. Peacock................      0           $0        338,126         86,374       $112,500        $56,250
Jeffry L. Vaught, Ph.D. ........      0           $0         97,100         34,300       $ 18,750        $22,500
Earl W. Henry, M.D..............      0           $0          6,225         38,675       $      0        $22,500
Peter E. Grebow, Ph.D...........      0           $0         83,650         33,950       $ 18,750        $22,500

---------------
(1) Market value of underlying securities at exercise date minus the exercise price of all options.

(2) For "in-the-money" options, these amounts are the market value of underlying shares of common stock at December 31, 1998, minus the exercise price. These amounts are reported before any taxes associated with exercise or subsequent sale of the underlying stock.

     The Company does not currently grant any long-term incentives other than stock options and restricted stock to its executive officers or other employees. The Company does not sponsor any defined benefit or actuarial plans at this time.

COMPENSATION OF DIRECTORS

     Employees of the Company who also are directors of the Company (Dr. Baldino and Mr. Peacock) receive no additional remuneration for their service as a director.

     Non-employee directors receive a fee of $3,000 for each meeting of the board of directors attended as well as reimbursement of their expenses incurred to attend such meetings. In addition to the meeting fee, non-employee directors receive an annual retainer of $15,000. Non-employee directors who are members of a committee of the board of directors receive a $3,000 annual retainer for each such committee membership. Under the Equity Compensation Plan, new non-employee directors will receive on the effective date they first become a member of the board of directors, a grant of an option to purchase 15,000 shares of the Company's Common Stock. In addition, under the current terms of the Equity Compensation Plan, each non-employee director will receive a grant of an option to purchase 10,000 shares of the Company's Common Stock on the date of each annual meeting of stockholders at which he or she is re-elected. The Equity Compensation Plan provides that non-employee directors are not eligible to receive in the aggregate options to purchase in excess of 50,000 shares under such plan. All options granted to a non-employee director vest over a four-year period with an exercise price equal to the closing market price of the Company's Common Stock on the date of grant. With respect to non-employee directors, upon the occurrence of a Corporate Transaction (as defined in the Equity Compensation
Plan) or upon Involuntary Termination (as defined in the Equity Compensation
Plan) of a non-employee director within 36 months following a Change in Control (as defined in the Equity Compensation Plan), each option of such non-employee director will automatically accelerate and become fully exercisable and will remain exercisable until the expiration of the option term or earlier surrender of such option. In 1998, each of the non-employee directors received an annual grant of options, under the Equity Compensation Plan, to purchase 10,000 shares of Common Stock at an exercise price of $12.375 per share.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee annually reviews the performance and total compensation package for all executive officers, considers the modification of existing compensation and employee benefit programs and the adoption of new plans, administers the Company's Equity Compensation Plan and reviews the compensation and benefits of non-employee members of the board of directors.

COMPENSATION PHILOSOPHY

     The Compensation Committee believes that a well designed compensation program should align the goals of the stockholder with the goals of the executive and that a significant part of an executive's compensation, over the long term, should be dependent upon the value created for the stockholder. However, the Compensation Committee recognizes that, in the short-term, the market price of the Company's stock will be affected by many factors, some of which may be transient in nature and beyond the control of the Company's executives. This is especially true in the biotechnology industry, which is characterized by a large number of small companies, long product lead times, highly volatile stock prices and, currently, few commercial products. In such an environment, external events, such as negative financial and clinical reports from other members of the biotechnology industry, can have a marked adverse effect on the stock prices of companies within the industry, including Cephalon. In order to attract and retain qualified executives in such an environment, the Compensation Committee attempts to create a balanced compensation package by combining components based upon the achievement of long-term value to stockholders with components based upon the execution of shorter-term strategic goals. These goals include progress in research and drug development programs, success in financings, corporate collaborations, the development of the organization, and the achievement of product sales targets. The Compensation Committee expects that the achievement of these shorter-term goals ultimately will contribute to the long-term success of the enterprise.

OVERVIEW OF 1998

     The Compensation Committee believes that the management team took positive action in 1998 to position the Company for long-term stockholder value and future challenges. Specifically, significant results were achieved with respect to each of the strategic goals outlined above.

     Progress in research and drug development was demonstrated by the following accomplishments:

     - receipt of the Company's first United States product approval -- PROVIGIL(R) (modafinil) Tablets [C-IV];

     - receipt of product approval for PROVIGIL Tablets in Ireland;

     - continuation of the collaboration with TAP Holdings Inc., including Phase I cancer study for CEP-2563;

     - completion of a successful filing of an IND and initiation of clinical trials for CEP-701;

     - obtaining 13 U.S. patents on various products and processes; and,

     - continuation of preclinical development of CEP-1347 for Alzheimer's disease.

     Corporate collaborations strengthened with these accomplishments include:

     - continuation of the co-promotion of Stadol NS(R) (butorphanol tartrate) and Serzone(R) (nefazadone HCl) with Bristol-Myers Squibb Company to neurologists;

     - continuation of the co-promotion of Intrathecal Baclofen Therapy (ITB(TM)) with Medtronic, Inc. to neurologists in the United States;

     - initiation of a co-marketing agreement with Laboratoire Aguettant in France to promote and market Apokinon(R) (apomorphine hydrochloride) for the treatment of Parkinson's disease;

     - initiation of a co-marketing agreement with Zeneca Limited in the UK to promote and market Zomig(TM) (zolmitriptan) Tablets for the treatment of migraine;

     - acquisition of the exclusive rights to promote Modafinil in Austria and Switzerland from Merckle GmbH; and

     - initiation of a product marketing agreement for PROVIGIL Tablets and MYOTROPHIN(R) (mecasermin) Injection with Dompe S.p.A. in Italy.

     Considerable progress in organizational development also was made to expand the management team through the addition of experienced executives to the Clinical Research staff and to the United States Sales and Marketing and Commercial organizations.

     The Compensation Committee believes that these accomplishments justified increases to executives' base salaries as well as the grant of annual bonuses.

     Cephalon has assembled a senior team with considerable biotechnology and pharmaceutical industry experience, and the Compensation Committee believes that executive retention and incentive will be critical in the years ahead as the Company seeks to move additional product candidates toward commercialization. With the increased hiring in the pharmaceutical industry and continued attempts by competitors to recruit management from the Company, the Committee felt that additional stock option grants should be made to provide an additional retention incentive. For these reasons, and after comparisons with the level of option holdings of executives at biotechnology companies of similar size and product development stages, the Compensation Committee felt that additional stock option and restricted stock grants also should be made to the executive team in 1998.

     The Compensation Committee awarded restricted stock to the Chief Executive Officer, the Chief Operating Officer, the Senior Vice Presidents and other key employees in 1998. These awards were made based on their performance during the year, recognizing that their retention and motivation are crucial to the long-term value of the Company.

COMPENSATION COMPONENTS

     The Company competes against both biotechnology and larger pharmaceutical companies in the market for qualified personnel. The Compensation Committee has established three categories of compensation for executives: base salary, annual incentive bonus and long-term incentives consisting of stock options and restricted stock awards. Salaries for experienced executives of biotechnology companies in the Philadelphia metropolitan area are heavily influenced by the salaries paid by the large pharmaceutical companies which maintain executive staffs in the region. The Company routinely competes against these companies in trying to attract qualified candidates and has successfully induced most of its current executives to leave such organizations. The salaries of Cephalon's executives are set below those levels which would be achieved by executives with similar levels of authority and experience in larger pharmaceutical companies. To compensate for this shortfall and remain competitive in the market for qualified executives, the Company places a correspondingly greater weight on variable pay incentives and longer-term compensation. The Compensation Committee believes that by putting an increased emphasis on variable pay amounts and long-term incentives, the Company is able to attract executives who are willing to sacrifice current earnings and the retirement benefits generally offered by larger employers for potential long-term gains in a less stable and more risky environment. The Compensation Committee believes that stockholders in Cephalon share a similar risk profile.

     To ensure that the elements of an executive's compensation remain competitive with other small biotechnology companies, the Company conducts and subscribes to a number of compensation surveys. The surveys used for these purposes are provided by outside consultants and do not identify the names of participating companies. Using these surveys, the Company focuses primarily on companies of similar size and stage of development in the biotechnology industry, with the objective of setting a base salary which is generally above average when compared with these companies. Because the number of Cephalon employees exceeded 270 during the year, primary comparisons were made with companies at a similar stage of product development with between 150 and 499 employees. Because the Company has controlled internal headcount by outsourcing many positions relating to supply chain, reimbursement, customer service, manufacturing, distribution, and accounting, the salaries of biotechnology companies with over 500 employees were also considered. Many of the survey participants are included in the Index of NASDAQ Pharmaceutical Stocks used in the Comparative Stock Performance Graph on page 20 of this proxy statement.

     Base Salary. Executive salaries are reviewed by the Compensation Committee at the end of each year, with any adjustments to base salary becoming effective on January 1 of the succeeding year. During this review, the Compensation Committee considers, in addition to the information provided by the salary surveys, the individual executive's contribution to the Company's achievements and changes in role and responsibility of the executive during the year. Because the Company is experiencing rapid growth and internal change, particular care is taken to ensure that expanded responsibilities are recognized in the calculation of base pay. Executive salary increases in 1998 ranged from 5% to 10% of base salary.

     In December 1998, the base salary of Dr. Baldino, the Company's President and Chief Executive Officer, was increased to $450,000 from $416,000, effective January 1999. The Compensation Committee reviewed the results of a survey of executive salaries of other biotechnology companies of similar size, focus, and stage of development and established Dr. Baldino's salary within the upper half of the range of the comparison group. The Compensation Committee made this adjustment after reviewing the progress made by the Company during 1998, as described in this report under the caption "Overview of 1998." The Compensation Committee noted that Cephalon increased both in its worldwide operations and complexity during the year, and that the CEO's role had expanded in scope and importance commensurately. The Compensation Committee also noted that there was considerable progress in organizational development with the strengthening of the management team through the addition of experienced executives in the Sales and Marketing, Commercial, and Clinical Research staffs.

     Annual Incentive Bonus. Corporate and individual goals and milestones are established at the beginning of the year, and include targets for progress in the Company's research and drug development efforts and in entering into corporate collaborations, financings, and organizational development and sales goals. The Compensation Committee provides bonus incentives for achievement of these goals because it believes that attainment of these goals will ultimately lead to the successful commercialization of the Company's product candidates and will be in the best long-term interests of the Company's stockholders.

     The granting of an annual incentive bonus is discretionary. The 1998 bonus award levels were 56% of base salary for the CEO, 40% for the COO, and up to 30% for Senior Vice Presidents. Bonus amounts for each executive are dependent upon the level of achievement of the corporation and the individual. Under the deferred compensation plan for executives, individuals holding the title of Vice President or higher may defer receipt to a future year of all, or a portion, of any annual bonus. Interest on the deferred amounts is determined by the Compensation Committee on an annual basis. In 1998, the rate of interest was 10% and will continue at that rate in 1999.

     During 1998, Dr. Baldino was granted an annual incentive bonus in cash in the amount of $235,000. The Compensation Committee reviewed achievements against objectives in determining that Dr. Baldino should be granted this bonus. Specifically, the Compensation Committee noted the progress made by the Company as described above under the captions "Overview of 1998" and "Compensation Components."

     Long-Term Incentives. Long-term incentives have been provided by means of periodic grants of Stock Options and restricted stock under the Equity Compensation Plan.

     Stock options: The options generally have exercise prices equal to the fair market value of the underlying shares of Common Stock on the date of grant, vest over a four-year period and expire ten years from the date of grant. The Compensation Committee considers stock options to be a valuable and necessary compensation tool that aligns the long-term financial interests of the Company's executives with the financial interests of its stockholders. Further, the vesting provisions of the Equity Compensation Plan serve to retain qualified employees, providing continuing benefits to the Company beyond those achieved in the year of grant. Stock Options are generally granted at the time of employment, and may be granted periodically at the discretion of the Compensation Committee. The Compensation Committee determines the number of options to be granted by comparison to other biotechnology companies at similar stages of development. A survey of competitors reviewed by the Compensation Committee consisted of publicly traded biotechnology firms. Some, but not all, of these companies are included in the Index of NASDAQ Pharmaceutical Stocks in the Comparative Stock Performance Graph. A secondary objective is to ensure that valued executives have significant numbers of unvested options as an incentive to continue their employment and investment in the Company.

     Restricted stock awards: Restricted stock awards have also been granted periodically at the discretion of the Compensation Committee. Restrictions on the transfer of shares granted under restricted stock awards of Company Stock are based on service, performance and/or such other factors or criteria as the Compensation Committee may determine in its sole discretion. The Compensation Committee considers restricted stock awards to be a valuable and necessary compensation tool and an important component of the Company's long-term incentives. The vesting provisions of the restricted stock awards serve to retain qualified employees, providing continuing benefits to the Company beyond those achieved in the year of grant.

     In December 1998, the Compensation Committee granted Dr. Baldino a Stock Option Grant of 70,000 shares and a Restricted Stock Grant of 20,000 shares. Both the Stock Option and the Restricted Stock Grants vest over four years, at a rate of 25% per year, on the anniversary of the award. In granting these awards, the Compensation Committee considered it important that the Company provide a continuing long-term incentive for retention of Dr. Baldino's services. In addition, the Compensation Committee believes that the achievement of both short and long-term objectives over the next few years will place considerable demands on the executive team, and that their retention and motivation are crucial to building long-term corporate value. Accordingly, the Compensation Committee also granted a Stock Option Grant of 50,000 shares and a Restricted Stock Grant of 10,000 shares in December 1998 to the Executive Vice President and Chief

Operating Officer. In addition, the Compensation Committee granted restricted stock awards for 4,000 shares of Common Stock and Stock Option Grants of 20,000 shares in December 1998 to the Senior Vice Presidents.

     Other Compensation. The Compensation Committee continued the matching contributions made by the Company under the Cephalon, Inc. 401(k) Profit Sharing Plan covering all of the Company's eligible employees. The match consists of $0.50 in cash and $0.50 in Common Stock for each $1.00 of employee contribution under the plan. This matching contribution is made only on the first 6% of employee contributions. In the absence of a defined benefit pension plan, this matching contribution allows Cephalon to remain competitive with other companies in the biotechnology and pharmaceutical industries in providing for retirement savings.

     Payments during 1998 to the Company's executives under the various programs discussed above were made with regard to the provisions of section 162(m) of the Code which became effective on January 1, 1994. Section 162(m) limits the deduction that may be claimed by a "public company" for compensation paid to certain individuals to $1 million except to the extent that any excess compensation is "performance-based compensation". In accordance with current regulations, the amounts received upon the exercise of stock options under the Equity Compensation Plan will qualify as "performance-based compensation," but the value of the shares received when the shares of Restricted Stock become transferable will not qualify as "performance-based compensation."

                                          Respectfully submitted,

                                          Stock Option and Compensation
                                          Committee:
                                          Robert J. Feeney, Ph.D.
                                          Horst Witzel, Dr.-Ing.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY HOLDINGS OF CERTAIN BENEFICIAL OWNERS

     The following information indicates the beneficial owners of five percent or more of the outstanding shares of Common Stock of the Company as of December 31, 1998, and the number of shares and percentage of all outstanding shares beneficially owned by such persons.

                    NAME AND ADDRESS OF                        AMOUNT AND NATURE OF      PERCENTAGE
                      BENEFICIAL OWNER                        BENEFICIAL OWNERSHIP(1)    OF CLASS(2)
                    -------------------                       -----------------------    -----------
State of Wisconsin Investment Board.........................         3,769,600              13.13%
     P.O. Box 7842
     Madison, WI 53707

---------------
(1) Except as indicated below, each beneficial owner named in this table has sole voting and investment power with respect to all shares of Common Stock set forth opposite its name above. The information in this table is presented in reliance on information contained in the stock records of the Company or disclosed by the beneficial owners in Schedules 13D and 13G reported as of December 31, 1998, as filed with the Company.

(2) The percentage for each beneficial owner is calculated based on (i) the aggregate number of all shares reported to be beneficially owned by such group or individual (including all shares issuable to such group or individual upon the exercise of outstanding stock options or warrants beneficially owned by them to the extent that such options or warrants are exercisable within sixty days of the date as to which such information is provided) and (ii) the aggregate number of shares of Common Stock outstanding as of December 31, 1998 (28,802,323).

SECURITY HOLDINGS OF EXECUTIVE OFFICERS AND DIRECTORS

     The following table summarizes the beneficial ownership of the Company's Common Stock by the Company's executive officers and directors as of March 1, 1999.

                                                              AMOUNT AND NATURE
                                                                OF BENEFICIAL     PERCENTAGE
                            NAME                               OWNERSHIP(1)(2)    OF CLASS(3)
                            ----                              -----------------   -----------
Frank Baldino, Jr., Ph.D.(4)................................        682,868           2.3%
Bruce A. Peacock............................................        370,311           1.3%
William P. Egan(5)..........................................        111,234             *
Peter E. Grebow, Ph.D. .....................................        107,764             *
Jeffry L. Vaught, Ph.D. ....................................        101,278             *
Robert J. Feeney, Ph.D. ....................................         47,816             *
Martyn D. Greenacre.........................................         37,250             *
Horst Witzel, Dr.-Ing.......................................         36,250             *
Kevin E. Moley..............................................         32,250             *
Earl W. Henry, M.D. ........................................          7,351             *
All executive officers and directors as a group (10
  persons)..................................................      1,534,372           5.3%

---------------
* Less than 1%.

(1) Except as indicated below, the individual or groups named in this table have sole voting and investment power with respect to all shares of Common Stock indicated above.

(2) Includes shares which may be acquired upon the exercise of outstanding options and warrants that were exercisable as of March 1, 1999 as follows:
    Dr. Baldino 390,000 shares; Mr. Egan, Mr. Greenacre, Dr. Feeney, and Dr. Witzel 36,250 shares each; Dr. Grebow 83,650 shares; Dr. Henry 6,225 shares;

    Mr. Moley 31,250 shares; Mr. Peacock 338,126 shares; Dr. Vaught 97,100 shares, and all executive officers and directors as a group 1,092,851 shares.

(3) The percentage for each group or individual is based on the aggregate of the shares outstanding as of December 31, 1998 (28,802,323) and all shares issuable to such group or individual upon the exercise of outstanding stock options to the extent that such options are exercisable by March 1, 1999.

(4) Includes 20,571 shares held in trusts for the benefit of Dr. Baldino's children, with his spouse as trustee.

(5) Includes 31,661 shares of Common Stock held by trusts for the benefit of Mr. Egan's children. Mr. Egan is not a trustee of these trusts. Also includes 33,323 shares of Common Stock held by trusts of which Mr. Egan is a trustee and over which he shares voting and investment control. Mr. Egan disclaims beneficial ownership as to all of such shares held in trusts.

                              RELATED TRANSACTIONS

     In 1998, the disinterested members of the board of directors authorized a loan by the Company to Dr. Frank Baldino, Jr., the President and Chief Executive Officer of the Company, in the amount of up to $150,000. The entire amount of the loan has been used by Dr. Baldino as of the date of this proxy statement. The interest (which accrues at the mid-term rate imputed for federal income tax purposes) and principal will be payable in five years. The loan has been made on a non-recourse basis and the principal and accrued interest have been secured by a pledge of shares of Common Stock of the Company owned by Dr. Baldino.

     During the year ended December 31, 1998, the Company paid HHI, LLC ("Consultant") approximately $91,000 for consulting services that Consultant provided to the Company in the form of clinical research and statistical services. Earl W. Henry, M.D., Senior Vice President, Worldwide Clinical Research and Regulatory Affairs of the Company, is a principal/general partner of Consultant. The Company believes that the terms of these consulting services are comparable to those that could have been obtained in arms-length transactions with unaffiliated third parties for comparable services. A Services Agreement covering this engagement was executed by the Company and Consultant, which expired on March 23, 1999.

                  INFORMATION CONCERNING INDEPENDENT AUDITORS

     Arthur Andersen LLP has served as the Company's independent public accountants since the Company's inception in 1987, and is expected to continue to serve in such capacity during 1999. The Company has requested that a representative of Arthur Andersen LLP attend the 1999 annual meeting of stockholders. Such representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions from stockholders.

                      COMPARATIVE STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total stockholder return on the Common Stock with the cumulative total stockholder return of (i) the NASDAQ Stock Market (U.S.) Index (the "NASDAQ Index"), and (ii) the Index of NASDAQ Pharmaceutical Stocks (the "Pharmaceutical Index"), assuming an investment of $100 on December 31, 1992 in each of: the Common Stock of the Company; the stocks comprising the NASDAQ Index; and the stocks comprising the Pharmaceutical Index.
[Comparative Stock Performance Graph]

                                                                               NASDAQ STOCK MARKET        NASDAQ PHARMACEUTICAL
                                                        CEPHALON                  (U.S.) INDEX                    INDEX
                                                        --------               -------------------        ---------------------
12/31/93                                                   146                         115                          89
                                                           121                         110                          73
6/30/94                                                     80                         105                          64
                                                            95                         113                          71
12/30/94                                                    73                         112                          67
                                                            62                         122                          72
6/30/95                                                    164                         140                          84
                                                           244                         157                         105
12/29/95                                                   362                         159                         123
                                                           230                         166                         128
6/28/96                                                    176                         179                         106
                                                           214                         186                         127
12/31/96                                                   182                         195                         123
                                                           187                         185                         117
6/30/97                                                    102                         218                         126
                                                           104                         255                         142
12/31/97                                                   101                         239                         127
                                                           124                         280                         140
6/30/98                                                     70                         288                         130
                                                            65                         261                         123
12/31/98                                                    80                         336                         163

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the directors and certain officers of the Company, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such directors, officers and more than ten percent stockholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations of such directors and officers that no other reports were required, all fiscal year 1998 Section 16(a) filing requirements applicable to its directors, officers and more than ten percent stockholders were complied with, except that the reports on Form 3 (Initial Statement of Beneficial Ownership of Securities) for Dr. Henry and Mr. Osborn were filed late.

                                 OTHER MATTERS

     The board of directors is not aware of any matters not set forth herein that may come before the meeting. If, however, further business properly comes before the meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment.

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission. To be considered for inclusion in the proxy statement and form of proxy card relating to the 2000 annual meeting, such proposals must be received by the Company not later than March 12, 2000. Proposals should be directed to the attention of the Secretary of the Company.

                           ANNUAL REPORT ON FORM 10-K

     THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON THE REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, BUT EXCLUDING EXHIBITS. REQUESTS FOR COPIES OF SUCH REPORT SHOULD BE DIRECTED TO INVESTOR RELATIONS, CEPHALON, INC., 145 BRANDYWINE PARKWAY, WEST CHESTER, PENNSYLVANIA 19380, (610) 344-0200.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          JOHN E. OSBORN
                                          Secretary

PROXY

                                 CEPHALON, INC.

             PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 21, 1999

     The undersigned hereby appoints Frank Baldino, Jr., Ph.D. and Bruce A. Peacock or either one of them acting singly in the absence of the other, with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of Cephalon, Inc. to be held on May 21, 1999, and any adjournment thereof, to vote all shares of stock that the undersigned would be entitled to vote if personally present in the manner indicated below and on any other matters properly brought before the meeting or any adjournment thereof, all as set forth in the March 26, 1999 proxy statement.

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CEPHALON, INC.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                        PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE. [X]

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR.

                                                                       FOR             WITHHOLD
                                                                   all nominees    for all nominees
 1.  ELECTION OF DIRECTORS                                             [ ]               [ ]
     Nominees: Frank Baldino, Jr., Ph.D., William P. Egan, Robert J. Feeney, Ph.D., Martyn D.
     Greenacre, Kevin E. Moley, Bruce A. Peacock and Horst Witzel, Dr. Ing.
     WITHHOLD for the following only: (Write in the name of the nominee(s) in the space below)

--------------------------------------------------------------------------------

2. ADOPTION OF PROPOSED AMENDMENT TO THE EQUITY COMPENSATION              FOR    AGAINST    ABSTAIN
PLAN.                                                                     [ ]      [ ]        [ ]
  I PLAN TO ATTEND MEETING [ ]
                                                             THE SHARES REPRESENTED BY THIS PROXY
                                                             WILL BE VOTED AS DIRECTED BY THE
                                                             STOCKHOLDER. WHERE NO DIRECTION IS
                                                             GIVEN WHEN THE DULY EXECUTED PROXY IS
                                                             RETURNED SUCH SHARES WILL BE VOTED AT
                                                             THE MEETING FOR ALL NOMINEES NAMED IN
                                                             THE PROPOSAL 1.

                                                             THE UNDERSIGNED HEREBY ACKNOWLEDGES
                                                             RECEIPT OF THE NOTICE OF ANNUAL
                                                             MEETING, PROXY STATEMENT AND ANNUAL
                                                             REPORT OF CEPHALON, INC.

Signature(s)_____________________________________________  Date_______________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.